CUSIP No. 419352-10-9                                        Page 19 of 31 Pages

                                                                       EXHIBIT 3
                          [On Haven Bancorp Letterhead]


                                  June 28, 1999


Mr. Richard Lashley
Principal
PL Capital, LLC
323 Main Street
Chatham, New Jersey 07928

Dear Richard,

         As we discussed on several occasions and in response to your letter of June 16th, the issue of Board size and make up is quite dynamic. Haven's Nominating Committee is charged with the responsibility of assessing the Board's make up and when appropriate, in its judgment, to nominate qualified candidates.

         As I previously informed you, even though I am not aware of any sense of urgency to expand our Board at this time, your resume has been included with others that have been given to our Committee for their consideration.

         I'm sure contact will be made if and whenever the Committee deems it appropriate.

         Thank you for your continuing support and interest in Haven's success.


                                            Sincerely,


                                            /s/ Philip S. Messina
                                            Philip S. Messina
                                            Chairman, President
                                            and Chief Executive Officer


PSM:dlm


615 Merrick Avenue
Westbury, NY  11590